Exhibit 10.38

DATED

SCHEDULED WASTES TRANSPORTER AGREEMENT

BETWEEN

FUTURE NRG SDN BHD

(Company No.814147-M)

AND

SCHEDULED WASTES TRANSPORTER AGREEMENT

This Agreement is made on the

BETWEEN

FUTURE NRG SDN BHD (Company No. 814147-M) , a company incorporated in Malaysia under the Companies Act 1965 and having its principal place of business at PT6127, Jalan Techvalley 3A/1, Sendayan Techvalley, Bandar Sri Sendayan, 71950 Negeri Sembilan (hereinafter referred to as the “Future NRG”) of the First Part;

AND

The party whose particulars are as stated in Schedule 1 hereto (hereinafter referred to as the “Transporter”) of the Second Part;

WHEREAS :

A.	Future NRG carries on the business of providing ozone treatment of scheduled wastes disposal and is licensed by Department of Environment (DOE).

B.	The Transporter is an independent contractor engaged in the business of transporting Scheduled Wastes (hereinafter referred to as “Services”).

C.	Future NRG is desirous of appointing the Transporter and the Transporter is desirous of accepting the appointment to provide the Services subject to the terms and conditions of this Agreement.

IT IS HEREBY AGREED by the parties hereinbefore mentioned as follows:

1.	APPOINTMENT

1.1	Future NRG hereby appoints the Transporter, as an independent contractor, to provide the Services for a term as specified in Schedule 1 of this Agreement subject to any renewal of the Agreement for another term in writing to Future NRG thirty (30) days prior to the expiry of the Agreement.

1.2	The Transporter’s appointment is not exclusive, i.e Future NRG shall be entitled to use other Transporters to provide the Services.

2.	PROVISION OF SERVICES

2.1	The Transporter shall provide the following Services to Future NRG:

2.1.1	To be responsible for the transportation of the Scheduled Wastes from DOE approved wastes generators to Future NRG Ozone Wastes Treatment Facility in Sendayan Tech Valley, Bandar Sri Sendayan, Negeri Sembilan;

2.1.2	To design and paint the trucks to Future NRG colours (refer to Schedule 3 as attached) as required by DOE;

2.1.3	To supply ___ nos. (for 1MT lorry) and ___ nos. (for 3MT lorry) of approved ___ litres standard yellow wheelie bins with lockable covers to Future NRG for circulation during delivery of wastes. The yellow wheelie bin must labelled with transporter’s identity i.e. company name, biohazard logo and waste code SW__;

2.1.4	To supply approved consumables for wastes generators as per Scheduled Wastes Management Services agreement;

2.1.5	The transporter is not allowed to use another concession/transporter’s yellow wheelie bin;

2.1.6	To install Truck GPS monitoring system where the installation fee, monthly rental and maintenance of the system shall be borne by the Transporter. (Note: The GPS contractor is to be appointed by Future NRG);

2.1.7	During the transportation of Scheduled Wastes, the driver must carry:-

(a)	A waste card in accordance with the Environmental Quality (Scheduled Wastes) Regulations 2005;
(b)	A mobile device for operating the Future NRG application and the Department of Environment’s (DOE) eSWIS Pemandu application;
(c)	Driver’s license;
(d)	License from the Commercial Vehicle Licencing Board;
(e)	DOE Premise and transport licenses under Future NRG;

(f)	All necessary safety and emergency equipment / tools as per DOE’s requirements.

2.1.8	Prior to loading the Scheduled Wastes, the Transporter shall ensure that the load is consistent with the consignment note details packaging and labelling of the waste is in accordance with the Environmental Quality (Scheduled Wastes) Regulations 2005;

2.1.9	Ensure that the person who is handling the scheduled waste is well equipped with proper personal protective equipment;

2.1.10	The transporter is required to use the Future NRG application during the waste collection process, whereas the Waste Generator may refer to the draft consignment note for the purpose of submitting the final consignment note in the eSWIS system. Hardcopy consignment note only will be issued if eSWIS or FNRG’s Apps are not accessible.

2.1.11	The transporter is required to use the eSWIS Pemandu application to confirm the job pickup (waste collection) and to confirm delivery once the waste has been delivered to Future NRG.

2.1.12	The transporter is required to submit the daily consignment notes summary report (CNSR) in excel format based on the actual scheduled waste collection;

2.1.13	Future NRG has the provision to stop receiving Scheduled Waste from the transporter during the maintenance or unforeseen breakdown of its ozone medical waste treatment system within 24 hours’ written notice;

2.1.14	The transporter shall provide emergency service to Future NRG such as assist in waste collection from Future NRG’s customer or cleaning of spillage waste if requested by Future NRG.

2.1.15	The operating hours for the truck is limited from 5am to 11pm only.

2.1.16	The Transporter only allowed to collect the type of waste as stipulated in Schedule 1.

2.2	The Transporter shall, in providing the Services:-

2.2.1	Ensure that the trucks should be cleaned and disinfected daily with an appropriate disinfectant;

2.2.2	The trucks shall be thoroughly cleaned and disinfected immediately following any internal spillage. The transporter shall do everything that is practicable to contain, cleanse or abate the spill or accidental discharge and to recover substances involved in the spill or accidental discharge. In the event of any spill or accidental discharge of Scheduled Wastes during collection or transportation, the transporter shall immediately inform Future NRG of the occurrence;

2.2.3	Ensure proper documentation and record of the generation and handling of Scheduled Wastes is important to comply with the Environmental Quality (Scheduled Wastes) Regulations 2005, which require an inventory to be kept and a consignment note system to be used for the transport wastes from approved wastes generators to our facility;

2.2.4	Ensure that the operation of the Services are carried out in strict compliance with all Environmental Quality (Scheduled Wastes) Regulations 2005, Applicable Laws, Department of Environment Malaysia and/or any other governmental body’s requirements and guidelines, as may be specified from time to time;

2.2.5	Strictly no recycle, refurbish, reuse, reprocess, storage and /or transit any Scheduled Wastes, in any manner whatsoever, and further agrees to indemnify and keep indemnified Future NRG against any damage or losses (including loss of reputation) suffered by Future NRG arising from the Transporter’s failure, default or breach of this provision. Notwithstanding the foregoing and without prejudice to the provisions of this letter, a breach of this provision shall be deemed as a fundamental breach, and Future NRG shall be entitled to terminate the Agreement with immediate effect;

2.2.6	Permit authorized representatives of Future NRG to monitor and audit the operations of the Transporter;

2.2.7	The Transporter shall not be allowed to appoint or engage any sub-contractors, services providers, agents or other third parties to carry out, provide, assist and facilitate the due performance of the services. The Transporter is required to inform Future NRG for any failure of their services to enable Future NRG to arrange for an alternative arrangement;

2.2.8	The Transporter shall not be allowed to engage with another licence holder to carry out the same services.

2.2.9	The transporter shall undertake studies to determine the impact of the spillage or accidental discharge on the environment over a period of time to be determined by Department of Environment (DOE);

2.2.10	The DOE approved truck can only be used for Scheduled Wastes collection and transportation on behalf of Future NRG. Collection or transportation of Scheduled Wastes for other third party is strictly prohibited.

2.2.11	The transporter must: -

(a)	Obtain signed Scheduled Wastes Agreement with Wastes Generators with FNRG;
(b)	Use Future NRG’s application for waste collection activities;
(c)	Use DOE’s eSWIS Pemandu application for waste collection and delivery processes;
(d)	To notify the waste generator to use eSWIS.
(e)	Collect payment from Wastes Generators prior to due date and next collection cycle (should payment remain outstanding).

2.2.12	The Transporter shall comply with all legal requirements relating to the provision of the Services, including inter alia, all occupational health, safety and environmental legislation, the provisions of the Road Transport Act 1987, and all regulations promulgated in terms of the such legislation and any new legislation and regulations;

2.2.13	The Transporter shall without derogating from the generality of the aforegoing, ensure that a consignment does not exceed the legal carrying capacity of the Truck it being agreed that any penalties and/or fines incurred as a result of overloading shall be the sole responsibility of the Transporter;

2.2.14	The Transporter shall employ suitably qualified and trained personnel to provide the Services;

2.2.15	The Transporter shall comply with all reasonable instructions furnished to it by the designated representative(s) of Future NRG from time to time in connection with the Services;

2.2.16	The Transporter shall procure all equipment that may be necessary for the execution of its responsibilities in terms of this Agreement at its own expense, and operate and maintain such equipment so that it complies with all applicable safety standard and control;

2.2.17	The Transporter shall conduct the Services in a safe, proper and workmanlike manner and exercise reasonable skill, care and diligence in the performance of the Services;

2.2.18	The Transporter shall be solely responsible for obtaining all necessary permits and authorisations required from any local or government authority in connection with the provision of the Services;

2.2.19	The Transporter shall notify Future NRG for any termination of waste collection agreement by the waste generator.

3.	TRANSPORTATION FEE

3.1	It is within the knowledge of and agreed by the Parties that in relation to payment of Transportation Fee, for waste collection collected from Waste Generators that have signed Scheduled Wastes Management Services Agreement directly with Future NRG, Future NRG shall pay to the Transporter the transportation fee as per the calculation set out in Schedule 1 which includes wastes processing fee and consumable items.

The payment shall be made within thirty (30) days from the date of the invoice and subject to back-to-back collection from Wastes Generators. For the avoidance of doubt, any dispute to the invoice must be made in writing within seven (7) days from the date of invoice, failing which, it shall be considered that there is no dispute to the said invoice. If any undisputed invoice is not paid by their due date, all sums will accrue interest at a rate equal to the interest rate of 1.5% per month calculated from the due date until settlement.

3.2	On the other hand, for waste collection collected from Waste Generators that have not signed Scheduled Wastes Management Services Agreement directly with Future NRG, the Transporter shall pay Future NRG waste processing fee of RM _____ kg for the clinical waste collected from Waste Generators that have not signed Scheduled Wastes Management Services Agreement directly with Future NRG by the Transporter. However, if the total weight of clinical waste collected in a given month exceeds 150 metric tons, the waste processing fee shall be reduced to RM___ per kg for the entire weight collected during that month.

The payment shall be made within thirty (30) days from the date of the invoice. For the avoidance of doubt, any dispute to the invoice must be made in writing within seven (7) days from the date of invoice, failing which, it shall be considered that there is no dispute to the said invoice. If any undisputed invoice is not paid by their due date, all sums will accrue interest at a rate equal to the interest rate of 1.5% per month calculated from the due date until settlement.

3.3	It is agreed by the Parties that Future NRG is entitled to set off any debts or payment due and payable by Future NRG to the Transporter with any debts or payment due and payable by the Transporter to Future NRG.

3.4	The parties may agree that the Transporter shall perform services other than those provided for in this Agreement, in which event an additional fee shall be payable by Future NRG, at a rate agreed between the parties;

4.	REPRESENTATION AND WARRANTIES

4.1	The Transporter undertakes, declares and confirms the following:-

4.1.1	That there are no conflicts of interest in regard to this Services with any existing agreements that Transporter may have signed and executed or going to sign and execute with any existing medical wastes concessionaires;

4.1.2	that the Transporter has the knowledge and capacity to perform the Services and shall not assign any of the Services to any other parties without the prior written consent from Future NRG;

4.1.3	that its Services shall not be restricted by any instruction or directives from the Department of Environment Malaysia and the Ministry of Health Malaysia.

5.	TERMINATION

5.1	Future NRG reserves the right to terminate the Services on an immediate basis in the event of any misconduct, breach, negligence or default by Transporter including but not limited to report any discrepancies to Department of Environment. Further, Future NRG is entitled to claim for any loss, damage or compensation as a consequence of the misconduct, breach, negligence or default by Transporter and to deduct any discrepancies from the Transporter’s fee.

5.2	Either party may terminate this Agreement for its convenience, without cause, by giving the other party written notice not less than thirty (30) days prior to the effective date of such termination.

5.3	Upon termination of this Agreement for any reason whatsoever:-

5.3.1	the Transporter’s appointment and Services shall cease immediately;

5.3.2	the Transporter shall promptly return to Future NRG all Confidential Information, consignment notes, advertising and promotional material and any other materials and documents given to Transporter and relating to this Agreement or otherwise to the business of Future NRG;

5.3.3	the Transporter shall cease use of Future NRG’s Trade Marks and shall thereafter refrain from holding itself as an authorized transporter of Future NRG, and Transporter shall forthwith remove and thereafter discontinue all advertisements, signs and notifications stating or implying that it is a transporter in any way connected with Future NRG;

5.3.4	Future NRG shall not be liable to Transporter by reason of the proper termination of this Agreement for any damages, whether direct, consequential or incidental, on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or commitments in connection with the Services, arising from such termination of this Agreement;

5.3.5	The Transporter shall clear off all outstanding payment with Future NRG in not later than thirty (30) days from the notice of termination from either party;

5.3.6	Nothing contained in this Clause 5 shall relieve any party from liability for any breach of this Agreement.

6.	LIABILITY AND INDEMNITY

6.1	Transporter shall indemnify and hold harmless Future NRG and its directors, officers, employees and affiliates from and against all allegations, claims, actions, suits, demands, damages, liabilities, obligations, losses, settlements, judgements, costs and expenses (including legal costs on a full indemnity basis) which arise out of, relate to or result from any act, negligence, omission or wilful misconduct of Transporter.

6.2	Future NRG reserves the right to bring the Transporter as Third Party of the suit in the event Future NRG is charged or fined by the authorities due to the misconduct, breach, negligence or default of the Transporter.

7.	PERFORMANCE BOND

The Transporter agrees to deposit in Future NRG’s favour a performance bond in the form of an irrevocable bank guarantee for an amount of RM ______ within fourteen (14) days from the date of this Agreements and the performance bond shall be valid up to 6 months after the expiry of the Agreement. Future NRG has the full right to demand for payment under this Performance Bond in the event of any material breach on Transporter’s part.

8.	DISPUTE

Both parties agree that in the event of any disputes, Parties will use its best endeavours to settle the dispute amicably on good faith basis, failing which, Parties agree to refer the dispute to the courts of Malaysia.

9.	PENALTY

Without prejudice to other terms of this letter, Future NRG reserves its right to impose penalty against the Transporter as set out in Schedule 4 herein.

10.	FORCE MAJEURE

Neither party shall be liable or deemed to be in breach of this Agreement for any delay or failure to perform its obligations pursuant to this Agreement to the extent such delay is caused by Acts of God, fire, flood, explosion, accident, war strike, embargo, governmental requirement, riots, national emergencies or other cause which is not reasonable foreseeable and beyond the reasonable control. Any such delay or failure shall suspend this Agreement until the force majeure ceases and the term shall be extended by the length of the suspension.

11.	NOTICES

11.1	Notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been validly given to the Parties in the following manners shall be deemed to be sufficient served:-

(a)	if it is given by that Party by post in a registered letter with postage prepaid addressed to the other Party, it shall be deemed to have been received three (3) working days from the date of postage; or;
(b)	if it is given by that Party by facsimile transmission to the other Party, it shall be deemed to have been received when the Party sending the facsimile has received a transmission report evidencing successful transmission of the same; or
(c)	if it is given by that Party and despatched by hand to the other Party, it shall be deemed to have been received when it is despatched to the other Party.

12.	COST

The legal cost (if any) and expenses incurred in connection with the preparation of this Agreement and the stamp duty payable on this Agreement shall be borne by the Transporter.

13.	GOVERNING LAW

The provision of this Agreement are governed by and shall be construed in accordance with all the laws of Malaysia and the Courts shall have the exclusive jurisdiction to hear and determine any suit action or proceeding and to settle any disputes which may arise out of or in connection with this Agreement.

14.	AMENDMENTS

No amendment of or addition to or alteration to the provisions of this Agreement shall be binding or effective unless it is in writing signed by all parties hereto.

15.	BINDING EFFECTS

This Agreement shall be binding upon the respective successors-in-title and assignors of the parties hereto.

16.	TIME

Time wherever mentioned herein shall be of the essence of this Agreement.

17.	ENTIRE AGREEMENT CLAUSE

This Agreement shall supersede all previous verbal or written discussion between the Parties that include all agreements previously signed by the Parties. This entire agreement clause shall not be deemed as a waiver towards the rights and/or liabilities of the Parties under any previous agreement signed by the Parties.

18.	INSURANCE

18.1	The Transporter shall, at its own cost and expense, procure and maintain in full force and effect throughout the duration of this Agreement a valid Public Liability Insurance policy.

18.2	Such insurance shall cover, without limitation, third-party bodily injury, property damage, environmental impairment, contamination, spillage, discharge of Scheduled Wastes, and all associated clean-up, containment, removal, transportation, treatment, disposal, and remediation costs.

18.3	The policy shall include coverage for sudden and accidental pollution events and comply with all applicable requirements under the Environmental Quality Act 1974.

19.	PERSONAL DATA PROTECTION

The Transporter shall comply with the Personal Data Protection Act 2010 of Malaysia in handling any personal data obtained in the course of performing the Services.

***THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK***

IN WITNESS WHEREOF the parties here to have here unto set their hands the day and the year first above written.

SIGNED BY	}
for and on behalf of	}
Future NRG Sdn Bhd	}
(Company No. 814147-M)	}
is hereunto affixed in the manner authorized	}
and in the presence of	}
	}	Signature & Co. Stamp
	}	Name :
	}	Designation:
Name of Witness (as per NRIC):	}
NRIC No.	}

SIGNED BY	}
for and on behalf of	}
}
}
}
}
	}	Signature & Co. Stamp
	}	Name :
	}	Designation.:
}
}

SCHEDULE 1

(which is to be taken, read and construed as an essential part of this Agreement)

PART	ITEM	PARTICULARS
1	Principal	FUTURE NRG SDN BHD (Company No. 814147-M) PT6127, Jalan Techvalley 3A/1, Sendayan Techvalley, Bandar Sri Sendayan, 71950 Negeri Sembilan.

2	Transporter

3	DOE License No	(a)	Lesen No. ______ for Kemudahan Pengangkutan
		(b)	Lesen No. ______ for Kemudahan Rawatan Sisa Buangan Klinikal Kaedah Ozon

4	Term	Twelve (12) months
From_________________to_________________

5	Transportation Fee (inclusive of wastes processing fee and consumable items)	Pkg		Volume of wastes	Amount (RM)
		A	Max 5 kg, come with
			●	5 litre sharps container (1 unit)
			●	12 litre yellow LDPE bag (4 pieces)
			●	35 litre yellow LDPE bag (1 piece)

		B	Max 10 kg, come with
			●	10 litre sharps container (1 unit)
			●	12 litre yellow LDPE bag (6 pieces)
			●	35 litre yellow LDPE bag (1 piece)

		C	Max 20 kg, come with
			●	20 litre sharps container (1 unit)
			●	12 litre yellow LDPE bag (10 pieces)
			●	35 litre yellow LDPE bag (2 pieces)

		D	50 kg – 100 kg (min 50 kg)
		E	> 100 kg (min 100 kg)

Notes:

PART	ITEM		PARTICULARS

		(a)	Transporter will be paid an additional wastes processing fee of RM__kg for any additional kg collected on Package A, B and C.

		(b)	Transporter will be paid an additional ___ of the transportation fee according to the volume of wastes for any additional bin collected, whichever amount is lower.

6	Additional Request for Pick-up	Destination	Amount
Klang Valley & N.Sembilan
Pahang, Melaka, Johor & Perak
Kelantan, Terengganu, Kedah, Perlis & Penang

7	Waste Processing Fee	RM__ per kg
RM___ per kg if more than ___ ton per month

8	Payment Term	Thirty (30) days from the date of the invoice

9	Late Payment Interest	1.5% per month

10	Scheduled Wastes Type	SW ___ Pathogenic wastes, clinical wastes or quarantined materials, as defined under the ENVIRONMENTAL QUALITY (SCHEDULED WASTES) REGULATIONS 2005 except human tissue and recognizable anatomical body parts.

11	Facility for Final Processing	Future NRG Sdn Bhd PT 6127, Jalan Tech Valley 3A/1 Sendayan Tech Valley, Bandar Sri Sendayan 71950 Seremban, Negeri Sembilan, Malaysia

12	Early Termination	One (1) months’ notice

13	Performance Bond

SCHEDULE 2

(which is to be taken, read and construed as an essential part of this Agreement)

Details of registered lorries and drivers

Jenis Kenderaan
No	No. Daftar Kenderaan	Pemilik Kenderaan (Syarikat/Individu)	Jenama	Model	Kapasiti Muatan (Tan)	Jenis Muatan	Nama Pemandu	No. Kad Pengenalan
1

SCHEDULE 3

(which is to be taken, read and construed as an essential part of this Agreement)

Kepada Orang Awam

Laporkan segera tumpahan / kebocoran kepada :-

Future NRG Sdn. Bhd. (No. Telefon: 06-720 2632)

Jabatan Alam Sekitar Negeri Sembilan (No. Telefon: 06-430 1555)

Jabatan Alam Sekitar Ibu Pejabat (No. Telefon: 1-800-88-2727) (24jam)

Bomba / Polis (999)

SCHEDULE 4

(which is to be taken, read and construed as an essential part of this Agreement)

PENALTY

Future NRG shall impose penalty on the Transporter in the event of non-compliance or misconduct which includes but not limited to: -

No	List of Non-Compliance or Misconduct	Penalty per Occurrence
1	Packaging & labelling of Scheduled Wastes not according to DOE’s requirements.
2	Delivery of Scheduled Wastes to Future NRG without consignment notes or consignment note summary report (CNSR)
3	Truck does not carry wastes card / DOE approved list for truck & driver / copy of DOE license under Future NRG
4	Collect Scheduled Wastes without TWG approved form
5	Scheduled Wastes collected not sent to Future NRG within 2 days
6	Truck not equipped with emergency kit and safety tools
7	Interfere with the truck GPS tracking system
8	Truck without GPS tracking system or GPS malfunction or sabotage
9	Sharps, needles & syringe not kept in sharps bin or improper packaging and storage of Scheduled Wastes
10	Yellow wheelie bin leaking / cracked / lid damaged or recycling of sharp bins
11	Total weight of Scheduled Wastes in the consignment note summary report not tally with actual quantity received by Future NRG. (Acceptable tolerance is ±1% of total weight)
12	Incomplete of consignment note details for waste generator and transporter
13	Scheduled Wastes are not kept inside the wheelie bin
14	Scheduled Wastes collected under Future NRG but did not delivered to Future NRG for treatment
15	Unauthorized duplicate of Future NRG consignment note
16	Use non DOE approved driver or truck to collect Scheduled Wastes or deliver Scheduled Wastes to Future NRG
17	Appoint or engage or work with sub-contractor or other service provider on Scheduled Wastes collection under Future NRG
18	Other misconducts against DOE’s requirement as per Environmental Quality (Scheduled Wastes) Regulations 2005 (in the event of penalty imposed by DOE due to non-compliance by Transporter)

Note:

This is not an exhaustive list. Future NRG may change, add, remove or otherwise revise the list from time to time at Future NRG’s sole discretion.

SCHEDULE 5

(which is to be taken, read and construed as an essential part of this Agreement)

Transporter is required to fully comply with the requirements as set out in Schedule 5 herein. Any failure to comply shall be considered as a breach of this Agreement.